MFC
                           Microwave Filter Company

                                 NEWS RELEASE


For Immediate Release                            For More Information Contact:
May 4, 2007                                      Richard Jones
                                                 (315)-438-4700


                        Microwave Filter Company, Inc.
                 Announces Receipt of NASDAQ Delisting Notice


East Syracuse, NY - Microwave Filter Company, Inc. (the "Company") (Symbol:MFCO) received a letter on May 3, 2007 from The Nasdaq Stock Market informing the Company that the Nasdaq Listing Qualifications Panel has determined to delist the securities of Microwave Filter Company, Inc. from the Nasdaq Stock Market, and will suspend trading in the Company's shares effective with the open of business on Monday, May 7, 2007.

The Company's securities are immediately eligible for quotation in the Pink Sheets, an electronic quotation service for securities traded over-the-counter, effective with the open of business on May 7, 2007. Pink Sheets provides broker-dealers, issuers and investors with electronic and print products and information services designed to improve the transparency of the Over-the-Counter (OTC) markets. The products are designed to increase the efficiency of OTC markets, leading to greater liquidity and investor interest in OTC securities. Pink Sheets centralized information network is a source of competitive market maker quotations, historical prices and corporate information about OTC issues and issuers. Pink Sheets is neither an SEC-Registered Stock Exchange nor a NASD Broker/Dealer. Investors must contact a NASD Broker/Dealer to trade in a security quoted on the Pink Sheets. Pink Sheets LLC is a privately owned company headquartered in New York City. More information is available at http://www.pinksheets.com.

The Company's common stock may, in the future, also be quoted on the Over-the-Counter Bulletin Board maintained by the NASD, provided that a market maker in the common stock files the appropriate application with, and such application is cleared by, the NASD. We have been in contact with a market maker and they will be filing a Form 211 with the NASD OTC Compliance Unit in order to quote our common stock. The Form 211 is the form to initiate quotations in the OTC Bulletin Board (OTCBB), the "Pink Sheets" or any other comparable quotation medium pursuant to SEC Rule 15c2-11. We believe that upon approval of the Form 211, our common stock will be able to be quoted on the OTCBB. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in OTC equity securities. An OTC equity security generally is any equity that is not listed or traded on NASDAQ or a national securities exchange. OTCBB securities include national, regional and foreign equity issues, warrants, units, ADRs, and Direct Participation Programs. More information is available at http://www.otcbb.com.

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Microwave Filter Company, Inc. designs, develops, manufactures and sells electronic filters, both for radio and microwave frequencies, to help process signal distribution and to prevent unwanted signals from disrupting transmit or receive operations. Markets served include cable television, television and radio broadcast, satellite broadcast, mobile radio, commercial communications and defense electronics. Niagara Scientific, Inc., a wholly owned subsidiary, custom designs case packing machines to automatically pack products into shipping cases.




























                  6743 Kinne Street, East Syracuse, NY 13057
              315-438-4700  *  800-448-1666  *  Fax  315-463-1467